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                                                                    EXHIBIT 10.4


                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (this "Agreement") dated as of August 6, 1999 (the "Effective Date") by and between Patrick Lenz (d/b/a Freshmeat), an individual residing at Friedhofstrasse 28, 65510 Huenstetten, Federal Republic of Germany ("Owner"), and Andover Advanced Technologies, Inc., a Massachusetts corporation, with its principal offices at 50 Nagog Park, Acton, Massachusetts 01720, the United States of America ("Purchaser").

1.   CONVEYANCE OF RIGHTS.

     (a) On the Effective Date, Owner hereby transfers, grants, assigns, and relinquishes exclusively to Purchaser all of Owner's right, title, and interest in and to (i) the web site described in Schedule 1 attached hereto (the "Website"), and all proprietary rights therein, including all patent, copyright and trade secret rights, all patent applications, if any, relating thereto, and all technical information, documents, data, content, designs, prototypes and software relating to the Website; (ii) all rights to commercialize the Website in any manner; (iii) any domain names and trademarks listed in Schedule 1, (collectively, the "Trademarks"), together with the goodwill symbolized by the Trademarks, and all registrations or applications for registration thereof, and
(iv) any other assets listed in Schedule 1 (all such items listed in Schedule 1, collectively, the "Purchased Assets").

     (b) In the event the transfer or assignment of Owner's rights in the Purchased Assets is not permissible under applicable German laws, Owner shall grant to Purchaser the irrevocable and exclusive right to exercise all of Owner's bundle of rights in the Purchased Assets.

2. DELIVERY OF PHYSICAL OBJECTS. Concurrently with execution of this Agreement, Owner has delivered to Purchaser: (a) a master copy of all content and any software (in both source and object code form) that is included among the Purchased Assets in electronic form; and (b) all system and user documentation pertaining to the Purchased Assets, including without limitation design or development specifications.

3. PURCHASE PRICE. In consideration of the conveyance to Purchaser of the Purchased Assets, Purchaser shall deliver to Owner the consideration in the amounts and at the times specified in Schedule 2 attached hereto (the "Purchase Price").

4. FURTHER ASSURANCES. In each case, at the request of Purchaser without further cost or expense to Owner, Owner shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to evidence more fully the transfer of ownership of all of the Purchased Assets to Purchaser. Subject to the foregoing sentence, Owner therefore agrees (a) to execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Purchased Assets; (b) to provide testimony in connection with any proceeding affecting the right, title, or interest of Purchaser in the Purchased


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Assets; and (c) to perform any other acts deemed necessary to carry out the intent of this Agreement.

5. PROTECTION OF TRADE SECRETS. For purposes of this Agreement, "Trade Secret" means the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement included in the Purchased Assets that is valuable and not generally known to the business concerns engaged in the development or marketing of products competitive with the Purchased Assets. From and after the date of execution hereof, and for so long thereafter as the data or information remain Trade Secrets, Owner shall not use, disclose, or permit any person not authorized by Purchaser to obtain any Trade Secrets (whether or not the Trade Secrets are in written or tangible form), except as specifically authorized by Purchaser.

6. ACKNOWLEDGMENT OF RIGHTS. In furtherance of this Agreement, Owner hereby acknowledges that, from and after the Effective Date of this Agreement, Purchaser has acceded to all of Owner's right, title, and standing to (a) receive all rights and benefits pertaining to the Purchased Assets; (b) institute and prosecute all suits and proceedings and take all actions that Purchaser, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Purchased Assets; and (c) defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as Purchaser, in its sole discretion, deems advisable.

7. REPRESENTATIONS AND WARRANTIES. Owner represents and warrants to Purchaser as follows:

     (a) Except as set forth in Schedule 7(a) attached hereto, Purchaser shall receive, pursuant to this Agreement, complete and exclusive right, title and interest in and to all tangible and intangible property rights existing in the Purchased Assets. Owner has developed the Purchased Assets entirely through his own efforts for his own account. The Purchased Assets are free and clear of all liens, claims, encumbrances, rights or equities whatsoever of any third party.

     (b) Except for third party software, applications and information to which the Website provides links, the Purchased Assets do not infringe any patent, copyright, trade secret or other intellectual property right of any third party; the Purchased Assets are fully eligible for protection under applicable copyright law; and the source code, if any, for the Purchased Assets have been maintained in confidence.

     (c) To the best of Owner's knowledge and except for third party software, applications and information to which the Website provides links, the Purchased Assets do not contain any material that is libelous, slanderous, defamatory, obscene or illegal. There is no action, suit, claim, or proceeding pending or, to the best of Owner's knowledge, threatened against or affecting Owner, arising from the use of the Purchased Assets prior to the Effective Date.


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     (d)  To the best of Owner's knowledge and except for third party software, applications and information to which the Website provides links, the software, hardware and firmware which comprise the Purchased Assets is Year 2000 Compliant. The term "Year 2000 Compliant", as used in the preceding sentence, means that no operational function, financial function, data transmission, communication or process is materially affected or materially interrupted by dates prior to, during or after the Year 2000, and in particular, without prejudice to the generality of the foregoing that: (i) no value for current date will cause any interruption in operation; (ii) all manipulation of time related data will produce the required results for all valid date values prior to, during and after the Year 2000; (iii) if the date elements in interfaces and data storage specify the century, they will permit specifying the correct century either explicitly or by unambiguous algorithms or inferencing rules; and where any date element is represented without a century, the correct century shall be unambiguous for all manipulations involving that element; and (iv) Year 2000 must be recognized as a leap year.

8.   INDEMNIFICATION.

     (a) Owner shall indemnify Purchaser from and against, and shall defend or settle at Owner's own expense, any action against Purchaser based on a claim that the use of the Purchased Assets constitutes an infringement of any copyright, patent, trade secret or other intellectual property right of a third party. Owner will pay any costs and damages actually awarded against Purchaser, and reasonable expenses (including but not limited to reasonable attorney's fees) incurred by Purchaser in any such action attributable to any such claim.

     (b) Owner shall indemnify and hold Purchaser harmless from and against any costs, damages and fees reasonably incurred by Purchaser, including, but not limited to, fees of attorneys and other professionals, to the extent based on or attributable to an allegation, claim or action (i) arising out of any allegations that the Purchased Assets contain any material that is libelous, slanderous, defamatory, obscene or illegal, or (ii) with respect to any and all losses, liabilities, damages or obligations resulting from or relating to any untrue representation or breach of warranty by Owner, provided that Purchaser first gives written notice to Owner of such claim or breach and Owner shall have thirty (30) days to cure such claim or breach which gives rise to Purchaser's indemnification claim under this Section 8(b).

     (c)  Owner's obligation to indemnify Purchaser in accordance with this
Section 8 shall apply provided that the loss suffered by the Purchaser exceeds U.S. $5,000 and further provided that Owner's indemnification of Purchaser shall not exceed in the aggregate the actual amount of (i) cash consideration already paid to Owner by Purchaser in accordance with Schedule 2 attached hereto as of the date Purchaser asserts such indemnification claim against Owner plus (ii) any stock consideration already paid to Owner by Purchaser in accordance with
Schedule 2 attached hereto as of the date Purchaser asserts such indemnification claim, provided that Owner shall have the sole discretion of making payment by transferring stock in kind to the Purchaser or cash of equal value. In any event, Owner's payment obligation in accordance with clause (ii) above shall not exceed $333,333 in cash. Notwithstanding the foregoing, Owner's obligation to indemnify Purchaser in accordance with this Section 8 shall not be subject to any of the limits described in the previous sentence for losses arising from Owner's fraud, willful conduct or gross negligence.


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9.   NON-COMPETITION / NON-SOLICITATION. Owner hereby agrees to the following:

     (a) For a period of five (5) years after the Effective Date, Owner will not anywhere in the world engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any Competitive Business (as defined herein); provided that the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of this Section 9(a). For purposes of this Agreement, "Competitive Business" shall mean any business which relates to the collection and distribution of information on software and applications.

     (b) For a period of five (5) years after the Effective Date (the "Non-Solicitation Period"), Owner will not solicit, or attempt to solicit, any officer, director, consultant or employee of Purchaser or any of its subsidiaries or affiliates to leave his or her engagement with Purchaser or such subsidiary or affiliate nor will it call upon, solicit, divert or attempt to solicit or divert from Purchaser or any of its affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers; provided, however, that nothing in this Section 9(b) shall be deemed to prohibit Owner from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not competitive with Purchaser; and provided, further, however, that nothing in this
Section 9(b) shall be deemed to prohibit Owner from placing advertisements in newspapers or other media of general circulation advertising employment opportunities.

10.  ADDITIONAL COVENANTS.

     (a) The parties, as soon as practicable but in no event no later than September 1, 1999, will enter into a service contract containing the following provisions: (i) Owner (or an enterprise established by Owner) shall provide maintenance and service for the Website and Owner shall devote such business time that is reasonably necessary to operate the Website in a manner consistent with Owner's past business practices. (ii) Owner shall have full editorial and creative control over the content of the Website and shall report to the President of Purchaser. (iii) As compensation for such services, Owner shall receive an annual payment of U.S. $90,000 per year payable in twelve (12) monthly installments on the first day of each month. (iv) Purchaser shall reimburse Owner for all reasonable expenses incurred by Owner in connection with the performance of his services, provided that any expense exceeding $1,000 shall require the prior consent of Purchaser. (v) The term of the service contract shall be for three (3) years. (vi) Purchaser will pay to owner a $10,000 annual end of the year bonus.

     (b) Owner, as reasonably requested by Purchaser, shall provide assistance in completing or consummating any necessary filings or transfers in connection with the Purchased Assets in the United States and the Federal Republic of Germany.

     (c) Purchaser hereby acknowledges that Owner has confirmed to the registered users of the Web site that such users will not receive unsolicited e-mail or other messages from their use of


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the Web site (a.k.a. spamming). Purchaser agrees to take commercially reasonable measures to prevent such spamming on the Website after Closing.

11. TERMINATION. All rights, obligations and terms of this Agreement including Purchaser's rights to indemnification shall terminate and expire three (3) years after the date hereof. Notwithstanding the foregoing, the provisions in Section 9 of this Agreement shall survive five (5) years after the date hereof.

12. MISCELLANEOUS. (a) This Agreement will inure to the benefit of, and be binding upon, the parties hereto, together with their respective legal representatives, successors and assigns. (b) If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force. (c) This Agreement and schedules are the complete and exclusive agreement among the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written agreement executed by both parties. (d) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its rules governing choice of law and conflict of laws, provided that the venue for any court proceeding shall be Frankfurt am Main in the Federal Republic of Germany.




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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written.

                                            OWNER


                                            /s/ Patrick Lenz
                                            -----------------------------
                                            Patrick Lenz

                                            ANDOVER ADVANCED TECHNOLOGIES, INC.

                                            By:    /s/ Bruce A. Twickler
                                               -----------------------------
                                            Title: President


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                                   SCHEDULE 1

                                 LIST OF ASSETS

1.   Domain: freshmeat.net

2. "FRESHMEAT" servicemark for computer services, namely providing on-line software update information and download links in the, filed as Open Source Software, Int. Class: 042.

     There is a pending application dated April 8, 1999 (serial number 75/677150) for registration of this servicemark in the United States.

     The servicemark was first used in commerce on March 24, 1998.

3.   Web site copyrights for web sites in freshmeat.net

4.   Scripts for the creation of the Web site contents of freshmeat.net

5.   Data contained in the freshmeat.net databases.

6. Revenue generated through the sale of T-shirts containing the Web site logo.


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                                   SCHEDULE 2

                                 PURCHASE PRICE

     1. CASH CONSIDERATION. Total cash consideration to be paid shall be $667,000 which shall be paid as follows to the Owner:

          (a)  $367,000 on the Effective Date; and

          (b) a monthly installment of $20,000 payable on the first business day of each month commencing on September 1, 1999 through and including November 1, 2000. The aggregate payment under this clause (b) shall be $300,000.

     2. STOCK CONSIDERATION. In the event that the Purchaser completes an initial public offering of its common stock (an "Offering"), in addition to the consideration set forth above, the Purchaser shall issue shares of its common stock to the Owner with an aggregate value as set forth below. The number of shares of common stock to be issued to the Seller in each instance shall be calculated using the price per share initially offered to the public in such
Offering:

     Aggregate Value            Timing
     ---------------            ------
     $111,111            Upon closing of Offering

     $111,111            Twelve (12) months after closing of Offering

     $111,111            Twenty-four (24) months after closing of Offering


     In the event that the service contract of Patrick Lenz with the Purchaser referenced in Section 10 of this Agreement is terminated for Cause or voluntarily by the individual, the Purchaser shall not be required to issue any of the shares due to the Seller following the date of such termination.

     3. ALTERNATE CASH CONSIDERATION. In the event that an Offering does not occur within eighteen (18) months from the Effective Date, the Owner shall have a one time option which must be exercised in writing not less than eighteen (18) months after the Effective Date and not more than nineteen (19) months after the Effective Date, to forego the consideration set forth in Section 2 above and to receive in lieu thereof the following cash payments:

     (i) US $100,000 paid on the date which is five (5) days following the receipt by the Purchaser of the Owner's election hereunder;

     (ii) US $100,000 paid on the date which is twelve (12) months after the receipt by the Purchaser of the Owner's election hereunder; and


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     (iii) US $100,000 paid on the date which is twenty-four (24) months after the receipt by the Purchaser of the Owner's election hereunder.

In the event that the service contract of Patrick Lenz with the Purchaser referenced in Section 10 of this Agreement is terminated for Cause or voluntarily by the individual, the Purchaser shall not be required to make any payment in accordance with this Alternate Cash Consideration.

4. NATURE OF PURCHASE PRICE/PURCHASE PRICE ALLOCATION. The Parties agree that all payments hereunder shall be deemed purchase price payable for the purchase of the Purchased Assets and not compensation to the Owner. If necessary, the Parties will mutually agree on the allocation of the Purchase Price.


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                                  SCHEDULE 7(a)

                               TITLE AND INTEREST

Web site copyrights for web sites in freshmeat.net.

Certain volunteers have assisted the Owner in proofreading materials posted on the web site.


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